As filed with the Securities and Exchange Commission on July 23, 2010

Registration No. 333-168173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RODOBO INTERNATIONAL, INC.
(Exact Name of Registrant as specified in its Charter)

Nevada	2020	75-2980786
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

380 Changjiang Road, Nangang District,
Harbin, PRC, 150001
 (Address of principal executive offices)

Registrant’s telephone number, including area code:
011-86-451-82260522

Corporate Agents of Nevada
4955 S Durango Drive, Suite 216
Las Vegas, Nevada 89113
(Name, address including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Stephen D. Brook, Esq.
Chad J. Porter, Esq.
Burns & Levinson LLP
125 Summer Street
Boston, Massachusetts 02110
(617) 345-3000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-168173) is being filed solely for the purpose of identifying the Registrant’s Principal Executive Officer and Principal Accounting and Financial Officer on the signature page to the Registration Statement, and no changes or additions are being made hereby to the prospectus, which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All of such expenses are estimates, except the fees payable to the SEC and the Financial Industry Regulatory Authority.

Securities and Exchange Commission registration fee	$361

Legal fees and expenses	$30,000

Miscellaneous fees and expenses	$4,639

Total:	$35,000

Item 14.	Indemnification of Officers and Directors.

Pursuant to Nevada General Corporation Law, Article 7 of our Articles of Incorporation includes the following language relating to indemnification.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, is or was a director of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys, fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

In addition, our Amended and Restated Bylaws include the following language relating to indemnification.

With respect to third-party actions, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to derivative actions, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.  Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action third party or derivative suit or proceeding referred to above or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

On August 8, 2009, we issued 1,020,000 shares of Common Stock to employees and a consultant of the Company in consideration for services to be rendered starting in the fourth quarter of fiscal year 2009. In addition we issued 180,000 shares of Common Stock in connection with a settlement of fees owed by Navstar Media Holdings, Inc. These issuances were deemed exempt under Regulation S, Regulation D and/or Section 4(2) of the Securities Act.

As annual compensation for the independent directors’, we issued 10,000 shares of Common Stock to Zhiqiang E on November 16, 2009, 15,000 shares of Common Stock to Jie Li on December 3, 2009, and 15,000 shares of Common Stock to James Hu on December 3, 2009. These issuances were deemed exempt under Regulation S, Regulation D and/or Section 4(2) of the Securities Act.

On December 26, 2009, we issued to a terminated employee a total of 35,897 shares of Common Stock, of which 13,397 shares were issued as compensation for services provided and 22,500 shares were issued as a severance payment.  This issuances were deemed exempt under Regulation S, Regulation D and/or Section 4(2) of the Securities Act.

On February 5, 2010, we issued a total of 10,600,000 shares of Common Stock and 2,000,000 shares of our Series A Preferred Stock in connection with our acquisition of three dairy companies in the PRC, through the mergers of Ewenkeqi Beixue, Hulunbeier Beixue, and Hulunbeier Hailaer Beixue, with and into the Company’s wholly owned subsidiary Tengshun Tech.  These securities were issued to certain designees of the former shareholders of Ewenkeqi Beixue, Hulunbeier Beixue and Hulunbeier Hailaer Beixue as follows: August Glory Limited was issued 1,250,000 shares of Common Stock, Fame Ever Limited was issued 3,050,000 shares of Common Stock and Fortune Fame International Limited was issued 6,300,000 shares of Common Stock and 2,000,000 shares of or Series A Preferred Stock as consideration for the acquisitions.  The securities were issued in connection with acquisitions pursuant to exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933and Rule 506 of Regulation D thereunder.

On June 23, 2010, in connection with the  Securities Purchase Agreement  dated June 17, 2010 with various accredited investors we sold an aggregate of 1,111,112 shares of our common stock and common stock purchase warrants to purchase an aggregate of 555,556 shares of our common stock, for an aggregate purchase price of $3,000,000. We intend to use the proceeds of this transaction for general corporate purposes, which may include working capital, capital expenditures, acquisitions of new businesses and investments.

    The shares of our common stock were sold at a price of $2.70 per share, and the warrants have an exercise price of $3.50 per share, subject to customary future adjustment for certain events, such as stock dividends and splits. The warrants are exercisable at any time following issuance and expire on June 17, 2015.

    For its services as lead placement agent, Rodman & Renshaw, LLC received cash compensation in the amount of approximately $144,000 and warrants to purchase 53,333 shares of Common Stock  on the same terms as the warrants sold to investors.  FT Global Capital, Inc. served as the our co-placement agent for the transaction and will receive cash compensation in the amount of approximately $36,000 and 13,333 warrants.

The shares of Common Stock and the warrants sold in the Private Placement are exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each Purchaser represented that it was an “accredited investor” as defined in Regulation D.

Item 16.	Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Form 10-SB filed July 14, 2003)
3.2	Composite copy of the Amended and Restated Articles of Incorporation of the Company, as amended on April 2, 2009 (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q filed May 15, 2009)
3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 of Form 8-K filed February 9, 2010)
3.4	Amended and Restated Bylaws of Rodobo International, Inc. (incorporated by reference to Exhibit 3.1 of Form 8-K filed March 16, 2010)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed May 15, 2009)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of Form 8-K filed June 17, 2010).
5.1*	Opinion of Dennis Brovarone, Esq.

10.1	Agreement and Plan of Merger dated September 30, 2008, by and among Navstar Media Holdings, Inc., Rodobo International, Inc., and Mega Profit Limited (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 6, 2008)
10.2	Consulting Service Agreement entered into by and between Harbin Mega and Qinggang Mega on January 1, 2009 (incorporated by reference to Exhibit 10.2 of our Annual Report on Form 10-K filed January 13, 2010)
10.3	Operating Agreement entered into by and among Harbin Mega, Qinggang Mega and Qinggang Shareholders on January 1, 2009 (incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K filed January 13, 2010)
10.4	Option Agreement entered into by and among Harbin Mega, Qinggang Mega and Qinggang Shareholders on January 1, 2009 (incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-K filed January 13, 2010)
10.5
Proxy Agreement entered into by and between Harbin Mega and Qinggang Mega Shareholders on January 1, 2009 (incorporated by reference to Exhibit 10.5 of our Annual Report on Form 10-K filed January 13, 2010)

10.6	Equity Pledge Agreement entered into by and among Harbin Mega, Qinggang Mega and Qinggang Shareholders on January 1, 2009 (incorporated by reference to Exhibit 10.6 of our Annual Report on Form 10-K filed January 13, 2010)
10.7	Equity Transfer Agreement by and between Harbin Tengshun Technical Development Co., Ltd. and Hulunbeier Beixue Dairy Co., Ltd. on February 5, 2010 (unofficial English Translation) (incorporated by reference to Exhibit 10.1 of Form 8-K filed February 9, 2010)
10.8	Equity Transfer Agreement by and between Harbin Tengshun Technical Development Co., Ltd. and Hulunbeier City Hailaer District Beixue Dairy Factory on February 5, 2010 (unofficial English Translation) (incorporated by reference to Exhibit 10.2 of Form 8-K filed February 9, 2010)
10.9	Equity Transfer Agreement by and between Harbin Tengshun Technical Development Co., Ltd. and Ewenkeqi Beixue Dairy Co., Ltd. on February 5, 2010 (unofficial English Translation) (incorporated by reference to Exhibit 10.3 of Form 8-K filed February 9, 2010)
10.10	Securities Purchase Agreement by and between Rodobo International, Inc. and Fame Ever Limited on February 5, 2010 (incorporated by reference to Exhibit 10.4 of Form 8-K filed February 9, 2010)
10.11	Securities Purchase Agreement by and between Rodobo International, Inc. and Fortune Fame International Limited on February 5, 2010 (incorporated by reference to Exhibit 10.5 of Form 8-K filed February 9, 2010)
10.12	Securities Purchase Agreement by and between Rodobo International, Inc. and August Glory Limited and on February 5, 2010 (incorporated by reference to Exhibit 10.6 of Form 8-K filed February 9, 2010)
10.13	Option Agreement by and between Wei Qin and Honghai Zhang on February 5, 2010 (incorporated by reference to Exhibit 10.7 of Form 8-K filed February 9, 2010)
10.14	Option Agreement by and between Wei Qin and Yanbin Wang on February 5, 2010 (incorporated by reference to Exhibit 10.8 of Form 8-K filed February 9, 2010)
10.15	Securities Purchase Agreement dated June 17, 2010, between Rodobo International, Inc. and each Purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 of Form 8-K filed June 17, 2010).
10.16	Registration Rights Agreement dated June 17, 2010, between Rodobo International, Inc. and each Purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.2 of Form 8-K filed June 17, 2010).
21.1#	Subsidiaries of Registrant
23.1*	Consent of Dennis Brovarone, Esq. (included in Exhibit 5.1)
23.2#	Consent of Friedman LLP
23.3#	Consent of Bagell, Josephs, Levine & Company, LLC
24.1#	Power of Attorney (included as part of the signature page to the registration statement)

*Filed herewith
# Previously filed with the original Registration Statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Harbin, P.R. China.

Rodobo International, Inc.

By:	/s/ Yanbin Wang
Name:	Yanbin Wang
Title:	Chairman and Chief Executive Officer

Dated: July 23, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yanbin Wang	Chairman and Chief Executive Officer	July 23, 2010
Yanbin Wang	(Principal Executive Officer)

/s/ Xiuzhen Qiao	Chief Financial Officer, Corporate Secretary,	July 23, 2010
Xiuzhen Qiao	and Director (Principal Financial and Accounting Officer)

*	Director	July 23, 2010
James Hu

*	Director	July 23, 2010
Jie Li

*	Director	July 23, 2010
Zhiqiang E

* /s/ Yanbin Wang		July 23, 2010
By: Yanbin Wang, Attorney in Fact